EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities
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EXHIBIT A:
Report of Independent Auditors

To the Members
  of PW Eucalyptus Fund, L.L.C.

In planning and performing our audit of the financial statements of PW Eucalyptus Fund, L.L.C. (the "Fund") for the period from November 22, 1999 (commencement of operations) to December 31, 1999, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Fund's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of the Members, Directors and management of PW Eucalyptus Fund, L.L.C. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
New York, New York
February 25, 2000





EXHIBIT B:
PW EUCALYPTUS FUND, L.L.C.
Responses to Form N-SAR Sub-Item 77I(a)

The information set forth below supplemented the Confidential
Memorandum dated September 1999 (the "Memorandum") of PW
Eucalyptus Fund, L.L.C. (the "Fund"). Capitalized terms not otherwise defined herein have the same meaning as provided in the Memorandum.

"Incentive Allocation:
Commencing with February 2000 subscriptions and for all subscriptions thereafter, Interests that are repurchased in whole or part by the Fund prior to an Investor having been invested in the Fund for a full 12 month period will be charged an Incentive
Allocation.

Set forth below is the amended and restated definition of Allocation Period in the Agreement which supersedes the definition printed in the Memorandum and Agreement.

Allocation Period means, with respect to each Member, the period commencing as of the date of admission of such Member to the Fund and ending at the close of business on the first to occur of the following:
(1)	the last day of the twelfth complete calendar month since
the admission of such Member to the Fund;
(2)	the last day of a Fiscal Year subsequent to a Member having
been admitted to the Fund for twelve complete calendar months, and the last day of each Fiscal Year thereafter;
(3)	the day as of which the Fund repurchases any Interest or
portion of an Interest of such Member;
(4)	the day as of which the Fund admits as a substituted Member
a person to whom the Interest (or a portion thereof) of such
Member has been Transferred (unless there is no change in beneficial ownership); and
(5)	the day as of which the authority of the Manager to provide
Advice and Management is terminated pursuant to Section 3.4(a) hereof."